First quarter 2009 Earnings Conference Call

May 11, 2009

Operator: Please stand by. The conference is about to begin.  Good day everyone.  Welcome to the first quarter 2009 Earnings Conference for China Fire and Security Group Incorporated.  Today’s conference is being recorded.

At this time, I would like to turn the call over to Mr. Michael Tieu of ICR for opening remarks and introduction.  Please go ahead sir.

Michael Tieu: Thank you everyone for joining us for the China Fire and Security Group’s first quarter 2009 Earnings Call.  With us today is Brian Lin, China Fire’s Chief Executive Officer, and Robert Yuan, China Fire’s Principal Accounting Officer.

Before we get started, I’m going to review the Safe Harbor Statement regarding today’s conference call.

This conference call may contain, in addition to historical information, forward-looking statements within the meaning of the Federal Securities Laws regarding China Fire.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than statements that are historical in nature. These forward-looking statements are based on current management’s expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements.  Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulations and other risks contained in this statement filed from time to time with the SEC.  All such forward-looking statements, whether written or oral and whether made by or on behalf of the company are expressively qualified by the cautionary statements. Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements.  Forward-looking statements made during this conference call only represent management’s estimates as of today, May 11, 2009. China Fire & Security Group assumes no obligation to update these projections in the future as market conditions change. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 360 days on our corporate website, www.chinafiresecurity.com

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At this point, I would like to introduce Brian Lin, Chief Executive Officer of China Fire & Security Group.  Brian.

Brian Lin: Thank you very much Michael.  Good morning everyone to those in the U.S. and good evening to those participants in Asia.  Welcome to our first quarter 2009 Conference Call.  Today, we will discuss our financial results, talk about our recent developments and our strategic plans, and conclude with our outlook for the remainder of 2009.

[1]           Highlights

As many of you know, the first quarter is seasonally our slowest period due to our customers’ tendency to defer starting new projects around the Chinese New Year holidays.  To that extent, even though our contract wins during the first quarter exceeded our internal targets, our recognized revenue, which is based on completion of project milestones, is effectively deferred.

I am pleased that our first quarter results continue to validate our growth strategy and demonstrate our sound execution.  We continued to grow our business and our brand successfully, and we have further strengthened our position as the leading provider of industrial fire protection solutions in China.

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Before we get to the details of our first quarter 2009 financial results, allow me to share with you highlights of our achievements during the quarter, as we continued to reach new records in our business.

•	Our revenue increased to $16.7 million compared to $14.7 million for the same period in 2008.
•	We achieved record gross margin of 61.6%, which is 690 basis points higher than the gross margin of first quarter 2008.
•	Our net income increased 19.1% YoY to $5.6 million for the first quarter of 2009
•	We ended the quarter with a record strong backlog of $85 million, as compared to $72 million at the end of 2008.
•	We signed a large contract worth approximately US$9.4 million with Jinan Iron & Steel for fire protection turn-key solutions.
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We won additional contract worth approximately $6.7 million with China Nuclear Power Engineering Co., Ltd. (CNPEC) for its Yangjiang Nuclear Power Station (“YNPS”) Phase I project as its fire-extinguishing product provider.

•	We won a major contract worth approximately US$3.4 million with China Minmetals Corporation.
•	And, as previously mentioned, we had two contract wins in India and Indonesia, totaling more than $3.4 million.

As you can see from our many achievements, we are delighted with our first quarter performance.  From our views, the Chinese government’s stimulus plan is showing early signs of success, as bidding activities at our Tier-1 customers continue to trend up, and we continue to benefit from the accelerated infrastructure upgrades across our targeted verticals.  Another indicator that manufacturing in China is heading towards reacceleration is the recent sharp rise in CLAS’s purchasing managers’ index for China.  We believe we are well positioned to capture further revenue opportunities arising from improving market conditions.  As we continue to grow our company, expand our market leadership, and deepen our competitive advantages in the rapidly growing Chinese industrial fire protection industry, I am excited about the remainder of 2009, which I will discuss in more details later in this conference call.

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At this point, however, let me turn the call over to Robert for a detailed discussion on our first quarter financial results.  Afterwards, I will return to discuss our recent developments and our strategic plans, and conclude with an update on our guidance for the remainder of 2009.  Robert.

Robert Yuan: Thank you Brian.  Echoing Brian’s assessment, I am pleased with our financial performance in the first quarter of 2009.

[2]           1Q 09 Financial Results

First quarter Results

Our revenue for the first quarter of 2009 grew 13.7% to $16.7 million, compared to $14.7 million for the first quarter of 2008.  As Brian had mentioned, our customers have a tendency to defer starting new projects around the Chinese New Year holidays.  During the first quarter, we generated revenue from 212 total solution, product sales and maintenance contracts, up from 146 contracts from first quarter of 2008.

System contracting revenue increased 14.8% to $13.0 million derived from 121 contracts, versus $11.3 million in the first quarter of 2008, generated from 81 contracts. The revenue increase from system contracting projects was mainly driven by the higher number of system contracting projects and execution of large-size projects from Xinyu Iron and Steel Group and Capital Iron and Steel Group during first quarter.

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Our product sales grew by $0.2 million year-over-year to $3.1 million. Maintenance and service revenue increased 20.3% to $0.6 million, driven by our effort to keep expanding our customer base.

As we continue to fulfill large contracts with our core customers, the iron and steel industry remains the largest vertical, contributing approximately 74% of total first quarter revenue.  Power generation has become one of largest verticals in the first quarter contributing approximately 18% revenue. Petrochemical and other verticals contributed approximately 8.1% of our revenue during the quarter.

Our first quarter gross margin expanded 690 basis points to 61.6% versus gross margin of 54.7% for the same period of 2008.  The record high gross margin benefited from our greater and deeper expertise, as we significantly improved our efficiency in the execution of large projects and substantially lowered our costs.

Our selling expenses were $1.9 million for the first quarter of 2009 as compared to $1.2 million for the first quarter of 2008, an increase of approximately $0.7 million or 63.7 percent. The significant increase in our selling expenses was mainly attributable to the increase in our sales-related activities including building up the relationship with new clients and marketing of our new products and solutions and our efforts to expand our business in new industries including nuclear power and transportation and to international markets. General administrative expenses were $1.7 million for the first quarter of 2009, as compared to $1.8 million for the same period of 2008, a decrease of approximately $0.1 million or 6.6 percent. The decrease in general administrative expenses were mainly attributable to our improved control over operating expenditure and lower bad debt expenses, offset by the increase in non-cash option expenses of $240,000 and the increase in the employee salary expense as the result of the increase in number of employee during the period. R&D expense was $314,000 as compared to $267,000 in the same period of 2008, as we continue to our efforts to develop further innovations to our LHDs, water mist systems, and software for our detection and control systems.

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Operating income for the first quarter grew 33.5% to $6.2 million, from $4.6 million for the same period last year.  Driven by the increase in revenue and higher gross margin, our operating margin also expanded 550 basis points to 37.1% from 31.6% a year ago.

Total other income was $233,000 for the first quarter of 2009, compared to $140,000 for the same period 2008, as we earned higher interest income during this period.

Our provision for income taxes was approximately $214,000 in the first quarter of 2009, compared to approximately $49,000 provision for income tax for the same period of last year. This significant increase in our provision for income tax during the period was mainly due to the fact that Sureland Industrial, our major operating subsidiary, began to pay 12.5 percent of income tax rate, starting from the first quarter of 2009, after the expiration of its tax exempt period.

Our GAAP net income for the first quarter of 2009 grew 19.1%, or $0.9 million, to $5.6 million as compared to $4.7 million for the same period of 2008. As a result, our fully diluted GAAP EPS grew more than 18.8% to $0.20, from $0.17 a year ago.

Back log

At the end of the first quarter, our total backlog, which includes winning bids, grew by $13 million sequentially, to $85 million, reflecting our strong new contract wins during the quarter. We expect to convert a majority of the total backlog to revenue in the remainder of 2009.

 Balance Sheet

Now, I would like to turn your attention to our balance sheet and cash flows.  Because the balance sheet is a snapshot at a moment in time, I’d like to address specifically only line items that have significantly changed or that I believe can have material impact to our on-going operations.

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During the quarter, we generated $2.5 million cash from operation, compared to a net cash used by operating activities of $ 1.8 million in the same period of 2008.  As a result, net cash increased $2.7 million to $29.4 million at the end of March 31, 2009, from $26.7 million at the end of 2008. Our net receivables totaled $26.6 million, up slightly from $25.8 million in the previous quarter.  Our inventory was $6.0 million, a decrease of $0.5 million, from $6.5 million at the end of 2008.  Accordingly, our working capital increased by approximately $4.9 million to $70 million, up from $65 million at the end of the fourth quarter.  We currently have no bank loans or long-term debt, and as such, our total shareholders’ equity increased sequentially by $5.7 million to $84.4 million at the end of March 31, 2009.

In summary, I am very pleased with the way we started 2009 with our strong performance in new contract wins, profitability, and cash flows.  I’m incrementally more comfortable with our ability to meet or exceed our annual targets, as our strong sequential growth in backlog is a leading performance indicator for the remainder of the year.  That concludes my financial review, so let me turn the call back to Brian for a discussion on our recent developments and our strategic plans.  Brian.

[2]           Our Recent Developments and Strategic Plan

Brian Lin: Thank you Robert.  Let me now share with you our growth strategies and the specific macroeconomic trends that continue to validate our aim.  We remain focused on executing the strategies that I outlined in five parts in our previous earnings call.  It is therefore worth repeating the strategies, as I provide key developments in each of the five components.

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Firstly, we will further expand our leading position and market share by focusing on our Tier-1 customers in China’s iron and steel industry.

As we continue to offer our clients the best fire protection solutions currently available on the market, in the first three months of 2009, we won approximately $20 million of new contracts and winning bids in the iron and steel industry.  Driven by a combination of the government’s stimulus plan and restructuring and revitalizing of the steel industry, bidding activities at our Tier-1 customers continue to trend up.  Our considerable competitive advantages continue to drive our winning the lion’s share of these opportunities, demonstrated by our major win with China Minmetals Corporation (“Wukuang”), a Fortune Global 500 Company.

Our technical expertise in implementing environmental-friendly projects is also a major competitive advantage and winning criterion, highlighted by our large contract win with Jinan Iron & Steel -- whose newest facility, with cutting-edge metallurgical technologies and modern furnaces, serves as a key exhibition of the government’s vigorous push to significantly reduce industrial pollution emission.

Other additional drivers for our fire protection solutions in this vertical include the State Council’s Revitalization Scheme and the new nationwide mandatory fire protection law.  At the end of March 2009, China’s State Council released details of its China Iron & Steel Industry’s Revitalization Scheme, which promotes total production control, encourages industry consolidations, and emphasizes the development of new technologies.  This stimulus plan provides financial subsidies and loan discounts to leading iron & steel companies, allowing larger and more advanced steel producers to upgrade existing plants and to build new ground-breaking facilities; thus, creating more demand for our solutions.

On May 1st, the Chinese government issued a major amendment of the Fire Protection Law, which requires all fire protection products to comply with the national standards and to pass the compulsory product certification by a qualified certification institution. Product quality supervision department, together with the public security department of the State of Council will also publish a catalogue of fire protection products. The new fire protection law also enforces stricter controls over industrial facilities, while assigning penalty and liability to the facilities’ owners in the event of fire hazards.  This new fire protection law has increased the importance of fire safety among the public and accordingly will create long term higher demand for better fire protection products and services. As our technical superiority, patented products and comprehensive fire protection solutions truly ensure that our customers’ production facilities are fully compliant with China’s new mandatory fire protection, we believe that they are indispensible for new or recently-upgraded iron & steel production facilities.  Obviously, we are very excited about our revenue opportunities in this core vertical.

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Secondly, we will remain focus on diversifying our revenue stream and customer base by expanding into other verticals.

We are very pleased with our rapid growth in the power generation vertical, as we won contracts totaling $3.7 million in the first quarter of 2009.  We believe that China Fire will directly benefit from China’s $44 billion investment on new power generation capacity this year, as power producers will require our advanced, code-compliant fire protection solutions.

We are also very pleased with the nuclear vertical, which has quickly become another promising contributor to our revenue mix. During the first quarter, we won additional contract worth approximately $6.7 million with China Nuclear Power Engineering Co., Ltd. (CNPEC) for its Yangjiang Nuclear Power Station (“YNPS”) Phase I project as its fire-extinguishing product provider. This project has a nuclear power generating capacity of 6,000 MWe, located in Guangdong Province and is expected be completed within the next three years. We believe with the implementation of the government’s $66 billion nuclear power development plan,  we are well positioned to capture a growing share of the opportunities in nuclear vertical in the future.

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The petrochemical vertical remains solid.  Though our contract wins in this vertical was a modest $0.3 million during the quarter, we continue to experience robust sales activities. According to the National Energy Administration's three-year energy blueprint, China plans to build additional large refineries with total crude processing capacity of 2.19 million barrels a day and establish an oil reserve system that could reach 10 million tons of reserves within three years.  We anticipate considerable growth opportunities for our advanced fire protection solutions in the petrochemical industry, which includes coal and chemical plants.

Thirdly, we will continue to invest in technology innovations and influence the development of new fire standards and code enhancements.  We believe the stricter Fire Protection Law mentioned earlier will accelerate demand for advanced fire safety products and services, and thus drive more demand for our innovative and industry leading solutions.  Moreover, we believe that our close participation in developing new standards and code enhancements will continue to elevate our brand and enhances our competitive position.

Currently, we own 76 patents and have 37 patents pending in China and internationally.  We believe these patented, proprietary products will strongly support our future business growth in China and enhance our ability to maintain healthy margins.  Furthermore, we are highly optimistic about several new innovative products in our development pipeline, including Tri-band Infra-red Flame Detector, Infra-red Combustible Gas Detector, and high pressure water mist system. We are also in the process of certifying our latest Linear Heat Detector products under UL standard, an internationally recognized standard.

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Promoting technical innovation and intellectual property protection has become a national strategy for China in recent years.  This year marks the beginning of executing on China’s intellectual property strategy, which focuses on setting up the administrative and legal infrastructure necessary for protecting and enforcing intellectual property rights. In recognition of our achievements, we were awarded as one of the Patent Demonstration Company by Beijing Intellectual Property Bureau, and China Fire is the only company from our fire protection industry, and one of a few companies in Beijing, to receive this prestigious award.

Fourthly, we will actively pursue fire protection projects and product sales in international markets.  As previously mentioned, we won contracts in the India and Indonesia markets totaling $3.4 million in the first quarter of 2009.  Our long term strategy is to leverage our competitive advantage and industry leading solutions to grow our company in the rapidly growing domestic and international industrial fire protection sector.

Fifthly, we will to continue to proactively explore strategic merger and acquisition targets.  Strictly speaking, we expect all of our M&A transactions will be accretive to earnings, and complementary to core fire protection business.  We believe that our strong balance sheet enables us to target good companies that have strong market presence in certain industrial verticals, or have strong marketing channels, or companies with recurring maintenance services.  We intend to leverage our brand, our technical expertise, and our broad distribution to drive synergistic revenue opportunities.

Finally, while we are focused on executing our growth strategies, we are also optimizing our balance sheet and maximizing cash flows.  We will continue to adopt tighter credit controls, implement more proactive receivable collection policies to reduce DSO and increase the cash collected in the future.

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[3]           Outlook for 2009

We continue to be excited with the growth prospects in our core iron and steel market, and we continue to command firm pricing for our total solutions, as our gross margin continues to exceed our target range.  We also are excited with our contract wins in the nuclear, power, petrochemical, and transportation verticals, as well as in the international market.  We believe that we are well positioned to capture additional revenue opportunities from the stimulus package, industrial consolidation, and improving market conditions.

Reflecting our strong contract wins and record backlog in the first quarter of 2009, we are reaffirming our revenue and profit forecast for 2009. For the full year 2009, we anticipate revenue will grow between 28% to 38% to a range of $88 million to $95 million. Pre-tax income is expected to grow between 22% to 32% to a range of $30.2 million to $32.6 million. Assuming an effective tax rate of 13%, net income is estimated to grow between 7% to 15% to a range of $26.3 million to $28.4 million, or $0.93 to $1.00 per diluted share, based on 28.3 million shares.  Please note that our effective tax rate in 2008 was 0.2%.

In closing, we are confident about our strategy to further expand our brand, our market leadership and our technical expertise in fire safety. We continue to broaden our leading brand, distribution, customer base, total solution offering and manufacturing capabilities. We also are proactively pursuing additional growth opportunities in the international market.  Our growing cash position, healthy cash flows, and zero debt position us well for higher revenues, greater profits, and a stronger pipeline of expansion prospects, including strategic consolidation opportunities.

 This concludes my prepared remarks for the first quarter 2009.  Operator, we will now open the call up for questions.  Please begin with the first question.

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